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                                                  Rule 424(b)(2) and Rule 424(c)
                                                      Registration No. 333-48443


PRICING SUPPLEMENT NO. 4    Dated:  May 27, 1998
(To Prospectus dated March 25, 1998 and Prospectus Supplement dated April 13,
1998)


                                  $100,000,000

                                    TRW INC.
                           MEDIUM-TERM NOTES, SERIES D
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


      PRINCIPAL AMOUNT:                        $100,000,000

      TYPE OF NOTE:                            FIXED RATE

      FORM OF NOTE:                            BOOK-ENTRY

      INTEREST RATE:                           6.30%

      PRICE TO PUBLIC:                         99.675% OF PRINCIPAL AMOUNT

      ORIGINAL ISSUE DATE:                     JUNE 1, 1998

      STATED MATURITY DATE:                    MAY 15, 2008

      INTEREST PAYMENT DATES:                  NOVEMBER 15, MAY 15
                                               (COMMENCING NOVEMBER 15, 1998)

      REDEMPTION TERMS:                        CANNOT BE REDEEMED
          (AT OPTION OF THE COMPANY)           PRIOR TO STATED MATURITY

      REPAYMENT TERMS:                         CANNOT BE REPAID
          (AT OPTION OF THE HOLDER)            PRIOR TO STATED MATURITY

      SELLING AGENTS AND                       MORGAN STANLEY & CO. INCORPORATED
      AGENTS' CAPACITY:                        PRINCIPAL

                                               GOLDMAN, SACHS & CO.
                                               PRINCIPAL

                                               J.P. MORGAN SECURITIES INC.
                                               PRINCIPAL

                                               BEAR, STEARNS & CO. INC.
                                               PRINCIPAL

      AGENTS' COMMISSION:                      0.625%

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USE OF PROCEEDS

     THE NET PROCEEDS TO THE COMPANY WILL BE USED PRIMARILY FOR THE REPAYMENT OF A PORTION OF THE COMPANY'S COMMERCIAL PAPER AND SHORT-TERM BANK BORROWINGS MATURING ON JUNE 1, 1998. THE EFFECTIVE INTEREST RATE ON SUCH BORROWINGS
     IS BETWEEN 5.55% AND 5.60% PER ANNUM.


PLAN OF DISTRIBUTION

     THE SELLING AGENTS PURCHASED THE FIXED RATE NOTES AS PRINCIPALS IN THIS TRANSACTION FOR RESALE TO ONE OR MORE INVESTORS AT VARYING PRICES RELATED TO PREVAILING MARKET CONDITIONS AT THE TIME OR TIMES OF RESALE AS DETERMINED BY THE SELLING AGENTS.
































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